Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”), is made and entered into by and between Crawford United Corporation, an Ohio corporation (the “Company”), and John P. Daly (“Employee”), with an Effective Date as described below.

W I T N E S S E T H:

WHEREAS, Employee has been employed by the Company as its Vice President and Chief Financial Officer;

WHEREAS, on or about March 29, 2023, Employee provided notice of his voluntary resignation from employment with the Company, with such voluntary resignation to be effective April 30, 2023; and

WHEREAS, the Company and Employee wish to resolve all matters and issues between them arising from or relating to Employee’s employment by the Company and Employee’s resignation from employment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Employee and the Company hereby agree as follows:

1.         Resignation. Employee, through his signature below, voluntarily resigns from his employment with the Company effective April 30, 2023 (“Date of Resignation”). Employee understands that his employment records will reflect the voluntary nature of the cessation of his employment. The Company hereby consents to and accepts Executive’s resignation effective as of the Date of Resignation. Employee, through his signature below, also voluntarily resigns as a director, officer, manager, or from other service in any role for each affiliate of the Company, effective as of the Date of Resignation.

2.         Retention Period. During the period between March 29, 2023 and the Date of Resignation, Employee shall continue to be employed by the Company (the “Retention Period”).

(a) During the Retention Period, Employee will perform his current duties and/or other appropriate duties reasonably comparable to his current duties as may be assigned by the Company, including, but not limited to, transitioning pending business matters.

(b) During the Retention Period, through and including the Date of Resignation, Employee shall continue to be compensated at his regular pay and employee benefits at such level as his pay and benefits existed immediately prior to March 29, 2023.

(c) During the Retention Period, the Company retains the right to designate any date as Employee’s final day of work, with or without reason or cause, and with or without notice. In the event the Company designates a final day of work prior to the Date of Resignation, then Employee will be relieved of the obligation of reporting to work for the remainder of the Retention Period, but Employee will continue to be compensated at his regular pay and employee benefits through the Date of Resignation.

3.         Separation Pay. Following the Effective Date of the General Release of Claims attached hereto and incorporated herein as Exhibit A (the “General Release”), the Company will continue Employee’s pay at the rate immediately preceding the Date of Resignation, less applicable payroll taxes and withholdings, for the period from May 1, 2023 through and including May 31, 2023 (the "Salary Continuation Period"). Such payments shall commence on the first regular payday of the Company following the Effective Date of the General Release, retroactive to the Date of Resignation, and shall be consistent with the Company's regular payroll practices.

4.         COBRA. Employee shall be entitled to continuation of coverage under the Company’s health/medical insurance plan at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code § 4980(B)(f). Such continuation shall be afforded up to the maximum period provided by law so long as Employee submits payments for elected coverage and otherwise complies with conditions of continuation on a timely basis.

Should Employee elect such COBRA continuation coverage, and following the Effective Date of the General Release, then for the duration of the Salary Continuation Period, the Employer shall reimburse Employee for the monthly premium for such COBRA continuation coverage. Following the end of the Salary Continuation Period, the Company will cease paying monthly premiums for COBRA continuation coverage as described in this §4, and Employee must thereafter timely submit required payments for the entire cost of COBRA continuation coverage, and otherwise comply with conditions for continuation, should Employee wish his benefits to be continued consistent with his legal entitlements.

5.         Unemployment Compensation. Following the Effective Date of the General Release, the Company agrees that it will not actively contest or oppose any claim for unemployment compensation benefits filed by Employee with the Ohio Department of Job and Family Services.

6.         Adequacy of Consideration. Employee hereby agrees and acknowledges that the payments and benefits described in this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his resignation from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Employee’s covenants and obligations set forth herein, including, but not limited to, the release of claims set forth in the General Release.

7.         Receipt of Certain Consideration. In order to receive the payments and benefits described in §§ 3, 4, and 5 of this Agreement, Employee must execute, on or after (but not before) the Date of Resignation, the General Release. Thereafter, upon the Effective Date of the General Release, Employee shall be entitled to the payments and benefits described in of §§ 3, 4, and 5 of this Agreement.

8.         Nondisclosure of Agreement. Employee and his heirs, executors, successors, assigns, representatives, and attorneys shall hold the fact and terms of this Agreement in strict confidence and shall not communicate, reveal, or disclose the fact or terms of this Agreement to any other persons except to Employee’s immediate family, to legal counsel, and to tax consultants, all of whom shall be instructed by Employee similarly to hold the fact and terms of this Agreement in the strictest confidence, and as otherwise required by law.

9.         Permitted Disclosure. Notwithstanding the provisions of §8 of this Agreement, Employee may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his resignation from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §9 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the U.S. Securities Exchange Commission.

10.         Return of Company Property. Employee shall deliver to the Company, at a mutually agreeable place and time, any and all documents and things that are the property of the Company, including, but not limited to identification cards and badges, access cards, keys, laptop computer, and confidential or proprietary information, as well as all passwords and codes which Employee has used or utilized in connection with his employment with the Company.

11.         Acknowledgments. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement, that Employee has not relied on any representations of the Company or any of its representatives, directors, managers, officers, employees and/or agents to induce Employee to enter into this Agreement, other than as specifically set forth herein, and that Employee is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Employee has voluntarily entered into this Agreement of Employee’s own free will.

12.         Entire Agreement. This Agreement, together with the General Release, contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

13.         Warranty/Representation. Employee and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

14.         Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

15.         No Assignment. This Agreement is personal in nature and shall not be assigned by Employee. All payments and benefits provided Employee herein shall be made to his estate in the event of his death prior to his receipt thereof.

16.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.         Governing Law. This Agreement shall be governed under the laws of the State of Ohio.

18.         Effective Date. This Agreement, other than the General Release, will be effective upon the date of Employee’s execution by Employee. The General Release will be effective as provided by the General Release.

IN WITNESS WHEREOF, Employee and the Company agree as set forth above:

DATE OF EXECUTION BY EMPLOYEE:	AGREED TO AND ACCEPTED BY:

3/31/2023	_/s/ John P. Daly
JOHN P. DALY

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
CRAWFORD UNITED CORPORATION

3/31/2023	BY:_/s/ Brian E. Powers

TITLE:_Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

John P. Daly ("Employee") and Crawford United Corporation, an Ohio corporation (the “Company”), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:

1.         Employee’s Release. In consideration of the promises and agreements set forth in the Separation Agreement between Employee and the Company to which this General Release of Claims (the “General Release”) is attached as Exhibit A, Employee does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parents, subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, managers, directors, trustees, members, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, or any claims for emotional distress, degradation, or humiliation, that Employee might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its managers, directors, officers, members, shareholders, employees and/or agents arising out of Employee’s employment and resignation from employment which have occurred prior to and including the Effective Date of this General Release.

This release does not apply to Employee’s rights and entitlements in regard to any pension or retirement benefits which may have vested on Employee’s behalf, if any, or to his rights and entitlements under this General Release. Moreover, Employee may file a charge with, testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency as to the employment laws enforced by such agencies; provided, however, that Employee understands and agrees that he is waiving and releasing his rights to monetary damages under such laws by reason of his agreement to the general release language stated above.

2.         Older Workers Benefit Protection Act (“OWBPA”). Employee recognizes and understands that, by executing this General Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this General Release. In other words, Employee will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this General Release.

3.         Consideration Period. The Company hereby notifies Employee of his right to consult with his chosen legal counsel before signing this General Release. The Company shall afford, and Employee acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this General Release to ensure that Employee’s execution of this General Release is knowing and voluntary. In signing below, Employee expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this General Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Employee twenty-one (21) days to consider this General Release, Employee may elect to execute this General Release prior to the end of such 21-day period. If Employee elects to execute this General Release prior to the end of such 21-day period, then by his signature below, Employee represents that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated employee executing this General Release prior to end of such 21-day consideration period. The parties agree changes, whether material or immaterial, to this General Release shall not restart the running of the twenty-one (21) day time period.

4.         Revocation Period. Both the Company and Employee agree and recognize that, for a period of seven (7) calendar days following Employee’s execution of this General Release, Employee may revoke this General Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Brian E. Powers, President and Chief Executive Officer, Crawford United Corporation, 10514 Dupont Avenue, Suite 200, Cleveland, Ohio 44108, delivered or postmarked within such seven (7) day period. In the event Employee so revokes this General Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this General Release.

5.         Acknowledgments. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this General Release, that Employee has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Employee to enter into this General Release, other than as specifically set forth herein and that Employee is fully competent to enter into this General Release and has not been pressured, coerced or otherwise unduly influenced to enter into this General Release and that Employee has voluntarily entered into this General Release of Employee's own free will. Employee further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this General Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Separation Agreement.

6.         Governing Law. This General Release shall be governed under the laws of the State of Ohio.

7.         Effective Date. This General Release shall become effective only upon (a) execution of this General Release by Employee after the expiration of the twenty-one (21) day consideration period described in § 3 of this General Release, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this General Release by Employee described in § 4 of this General Release.

CAUTION TO EMPLOYEE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

DATE OF EXECUTION BY EMPLOYEE:	AGREED TO AND ACCEPTED BY:

___________________________________
John P. Daly

EXECUTION WITNESSED BY:

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
CRAWFORD UNITED CORPORATION

___________________________________	BY:_______________________________

TITLE:____________________________

EXECUTION WITNESSED BY: ___________________________________